                                                                  Exhibit 10 (l)

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                             BRIDGE CREDIT AGREEMENT


                          Dated as of January 12, 2001

                                      AMONG

                               BEMIS COMPANY, INC.


                          MORGAN GUARANTY TRUST COMPANY

                      OF NEW YORK, AS ADMINISTRATIVE AGENT,


                                  BANK ONE, NA,
                             AS DOCUMENTATION AGENT,


                                       AND

                             THE BANKS LISTED HEREIN


                                ------------------
                                   $230,000,000
                                ------------------


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

                                TABLE OF CONTENTS
SECTION                                                                                                        PAGE
SECTION  1.       INTERPRETATIONS AND DEFINITIONS.................................................................1
         1.1      Definitions.....................................................................................1
         1.2      Other Definitional Provisions...................................................................8

SECTION  2.       THE LOANS.......................................................................................9
         2.1      The Loans.......................................................................................9
         2.2      Limitations on Borrowings and Interest Periods; Loans Pro Rata..................................9
         2.3      Method of Borrowing............................................................................10
         2.4      The Notes......................................................................................11
         2.5      Maturity of Loans..............................................................................11
         2.6      Interest Rates.................................................................................11
         2.7      Fees...........................................................................................14
         2.8      Optional Termination or Reduction of Commitments...............................................14
         2.9      Mandatory Termination or Reduction of Commitments..............................................14
         2.10     Voluntary Prepayments..........................................................................15
         2.12     General Provisions as to Payments..............................................................16
         2.13     Computation of Interest and Fees...............................................................16
         2.14     Funding Losses.................................................................................17

SECTION  3.       CONDITIONS OF LENDING..........................................................................17
         3.1      All Loans......................................................................................17
         3.2      Initial Loans..................................................................................17

SECTION  4.       CHANGE IN CIRCUMSTANCES AFFECTING FIXED RATE LOANS.............................................18
         4.1      Basis for Determining Interest Rate Inadequate.................................................18
         4.2      Illegality.....................................................................................19
         4.3      Increased Costs and Rate of Return.............................................................19

SECTION  5.       REPRESENTATIONS AND WARRANTIES.................................................................21
         5.1      Corporate Existence and Power..................................................................21
         5.2      Corporate Authorization........................................................................21
         5.3      Binding Effect.................................................................................21
         5.4      Financial Statements...........................................................................21
         5.5      Litigation.....................................................................................22
         5.6      Taxes..........................................................................................22
         5.7      Governmental and other Approvals...............................................................22
         5.8      Compliance with ERISA..........................................................................22
         5.9      Environmental Matters..........................................................................22

SECTION  6.       COVENANTS......................................................................................23


                                        i
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         6.1      Financial Statements...........................................................................23
         6.2      Maintenance of Existence.......................................................................25
         6.3      Maintenance of Properties......................................................................25
         6.4      Compliance with Laws...........................................................................25
         6.5      Notice of Proceedings..........................................................................25
         6.6      Use of Proceeds................................................................................25
         6.7      Payment of Taxes...............................................................................25
         6.8      Insurance......................................................................................25
         6.9      Maximum Consolidated Debt to Total Capital Ratio...............................................26
         6.10      Minimum Consolidated Net Worth................................................................26
         6.11     Negative Pledge................................................................................26
         6.12      Consolidations, Mergers and Sales of Assets...................................................27

SECTION  7.       EVENTS OF DEFAULT..............................................................................27

SECTION  8.       THE ADMINISTRATIVE AGENT.......................................................................29
         8.1      Appointment and Authorization..................................................................29
         8.2      Administrative Agent and Affiliates............................................................29
         8.3      Action by Administrative Agent.................................................................29
         8.4      Consultation with Experts......................................................................29
         8.5      Liability of Administrative Agent..............................................................30
         8.6      Indemnification................................................................................30
         8.7      Failure to Act.................................................................................30
         8.8      Resignation or Removal of Administrative Agent.................................................30
         8.9      Credit Decision................................................................................31

SECTION  9.       MISCELLANEOUS..................................................................................31
         9.1      Notices........................................................................................31
         9.2      Amendments and Waivers; Cumulative Remedies....................................................31
         9.3      Successors and Assigns.........................................................................32
         9.4      Indemnification by the Borrower; Documentary Taxes.............................................34
         9.5      Sharing of Set-Offs............................................................................35
         9.6      Collateral.....................................................................................35
         9.7      Counterparts...................................................................................35
         9.8      Headings; Table of Contents....................................................................35
         9.9      Governing Law..................................................................................35
         9.10     Documentation Agent............................................................................36

EXHIBIT A         Form of Note
EXHIBIT B         Form of Opinion of General Counsel
EXHIBIT C         Form of Opinion of Mayer, Brown & Platt
EXHIBIT D         Form of Assignment and Assumption Agreement

Pricing Schedule


                                      ii
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                             BRIDGE CREDIT AGREEMENT


         BRIDGE CREDIT AGREEMENT (this "Agreement") dated as of January 12, 2001 among BEMIS COMPANY, INC., a Missouri corporation (the "Borrower"), the BANKS listed on the signature pages hereof (together with their respective successors and assigns, the "Banks") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York State banking corporation, as administrative agent for the Banks (the "Administrative Agent").

         The parties hereto agree as follows:

SECTION  1.       INTERPRETATIONS AND DEFINITIONS

         1.1 DEFINITIONS. The following terms, as used herein, shall have the following respective meanings:

         "Adjusted CD Rate" has the meaning set forth in Section 2.6(b).

         "Adjusted Euro-Dollar Rate" has the meaning set forth in Section
2.6(c).

         "Administrative Agent" has the meaning set forth in the introductory paragraph.

         "Administrative Questionnaire" means, for any Bank, the administrative questionnaire submitted by the Bank to the Administrative Agent that sets forth certain administrative details requested by the Administrative Agent.

         "Approved Fund" means any Fund that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

         "Assessment Rate" has the meaning set forth in Section 2.6(b).

         "Assignment and Acceptance" means an assignment and acceptance agreement, substantially in the form of Exhibit D hereto.

         "Banks" has the meaning set forth in the introductory paragraph.

         "Base Rate" means, for any day, a rate per annum equal to the higher of
(i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

         "Base Rate Loan" means a Loan which the Borrower specifies pursuant to Section 2.3 shall be a Base Rate Loan.


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         "Borrower" has the meaning set forth in the introductory paragraph.

         "CD Base Rate" has the meaning set forth in Section 2.6(b).

         "CD Loan" means a Loan which the Borrower specifies pursuant to Section
2.3 shall be a CD Loan.

         "CD Margin" has the meaning set forth in section 2.6(b).

         "CD Reserve Percentage" has the meaning set forth in Section 2.6(b).

         "Change of Control" means the occurrence of any of the following events: (x) any "person" or "group" (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (the "Exchange Act") becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the fully diluted Voting Securities of the Borrower or (y) individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the Borrower's shareholders was approved by the members of the board of directors of the Borrower then still in office who either were members of the board of directors of the Borrower at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Borrower.

         "Code" means the Internal Revenue Code of 1986.

         "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be changed from time to time pursuant to the terms hereof.

         "Consolidated Debt" means at any date the consolidated Debt of the Borrower and its Consolidated Subsidiaries.

         "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries.

         "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

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         "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases,
(v) all obligations of such Person to reimburse or indemnify the issuer of a letter of credit or Guarantee for drawings or payments thereunder, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person.

         "Default" means any event or condition which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would become an Event of Default.

         "Dollars" and the sign "$" mean lawful money of the United States of America.

         "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

         "Domestic Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent; PROVIDED that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

         "Domestic Loans" means CD Loans or Base Rate Loans or both.

         "Eligible Assignee" means (a) a Bank, (b) an affiliate of a Bank, (c) an Approved Fund, and (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of
Section 9.3), the Borrower shall be deemed to have given its consent five Domestic Business Days after the date notice thereof has been delivered by the assigning Bank (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Domestic Business Day.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees,

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injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, to the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks in London are open for domestic and international business (including dealings in Dollar deposits).

         "Euro-Dollar Lending Office" means, as to each Bank, its office or branch located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Euro-Dollar Lending Office) or such other branch (or affiliate) of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

         "Euro-Dollar Loan" means a Loan which the Borrower specifies pursuant to Section 2.3 shall be a Euro-Dollar Loan.

         "Euro-Dollar Margin" has the meaning set forth in Section 2.6(c).

         "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.6(c).

         "Event of Default" has the meaning set forth in Section 7.

         "Existing Credit Agreement" means the Fourth Amended and Restated Credit Agreement dated as of August 2, 1999 among the Borrower, various financial institutions and Morgan Guaranty Trust Company of New York, as agent.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; PROVIDED that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Administrative Agent.

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         "Fixed CD Rate" has the meaning set forth in Section 2.6(b).

         "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or both.

         "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

         "Interest Period" means:

                  (1) with respect to each CD Loan, the period commencing on the date of such Loan and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect; PROVIDED that any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day;

                  (2) with respect to each Euro-Dollar Loan, the period commencing on the date of such Loan and ending one, two, three or six months thereafter, as the Borrower may elect; PROVIDED that (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day and (b) any Interest Period which begins on the last Euro-Dollar Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month; and

                  (3) with respect to each Base Rate Loan, the period commencing on the date of such Loan and ending 30 days thereafter.

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Any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

         "Lien" means, with respect to any asset, (i) any lien, charge, mortgage, security interest, pledge or other encumbrance of any kind in respect of such asset or (ii) the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "Loan" and "Loans" means a Domestic Loan or a Euro-Dollar Loan, or both, as the context may require.

         "London Interbank Offered Rate" has the meaning set forth in Section 2.6(c).

         "Material Subsidiary" means at any time a Subsidiary which as of such time meets the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

         "Moody's" means Moody's Investors Service, Inc.

         "Net Cash Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, and (ii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries, and the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

         "Note" means a promissory note of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay Loans.

         "Participant" has the meaning set forth in Section 9.3(d).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a business trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Pricing Schedule" means the Pricing Schedule attached hereto.

         "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

         "Reduction Event" means:

         (a) any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by the Borrower or any of its Subsidiaries of any asset, including without limitation any sale-leaseback transaction, whether or not involving a capital lease, but excluding (i) dispositions of temporary cash investments, inventory and used, surplus or worn out equipment in the ordinary course of business and (ii) dispositions to the Borrower or any Subsidiary of the Borrower; PROVIDED that a disposition of assets not excluded by clauses (i) and (ii) above shall not constitute a Reduction Event unless and until (and only to the extent that) the aggregate Net Cash Proceeds from such disposition, when combined with all other such dispositions previously made after the date hereof, exceeds $50,000,000; or

         (b) the issuance by the Borrower or any Subsidiary of any equity securities, or the receipt by the Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of equity securities to, or receipt of any such capital contribution from, the Borrower or a Subsidiary and
(ii) the issuance by the Borrower of its common stock pursuant to employee benefit plans in the ordinary course of business; or

         (c) the incurrence by the Borrower or any Subsidiary of any Debt after the date hereof, other than (i) Debt under this Agreement, (ii) Debt under the Existing Credit Agreement, (iii) the issuance by the Borrower of commercial paper backstopped by this Agreement or (iv) up to $120,000,000 in aggregate principal amount of extendible commercial notes issued by the Borrower.

         "Reference Bank" means Morgan Guaranty Trust Company of New York.

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         "Refunding Loan" means a Loan which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Loans made by any Bank.

         "Register" has the meaning set forth in Section 9.3(c).

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Required Banks" means at any time Banks holding at least 66-2/3% of the aggregate unpaid principal amount of the Notes or, if no Loans are at the time outstanding hereunder, Banks having at least 66-2/3% of the aggregate amount of the Commitments.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

         "Subsidiary" means any corporation or other entity of which capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by the Borrower.

         "Termination Date" means January 11, 2002.

         "Total Capital" means at any date the sum of (i) Consolidated Debt PLUS
(ii) deferred taxes PLUS (iii) Consolidated Net Worth.

         "Unfunded Vested Liabilities" means, with respect to any Plan, the amount, if any, by which the present value of all vested benefits under such Plan exceeds the fair market value of all Plan assets allowable to such benefits, as determined on the most recent valuation date of such Plan, but only to the extent that excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or to such Plan under Title IV of ERISA.

         "Voting Securities" means any securities having ordinary power to vote for the election of directors.

         "Wholly-Owned Consolidated Subsidiary" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

         1.2      OTHER DEFINITIONAL PROVISIONS.

                  (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank.

                  (b) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (c) SECTION, SCHEDULE and EXHIBIT references are to this Agreement unless otherwise specified.

                  (d) The term "including" is not limiting and means "including without limitation."

                  (e) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                  (f)      Unless otherwise expressly provided herein,
         (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement or any Note, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

SECTION  2.       THE LOANS.

         2.1 THE LOANS. From the date hereof, to and excluding the Termination Date, each Bank severally agrees, on the terms and conditions contained in this Agreement, to lend to the Borrower from time to time amounts not exceeding in the aggregate at any one time outstanding the amount of its Commitment. During such period and subject to the limitations set forth in Section 2.2, the Borrower may borrow under this Section 2.1, repay or prepay Loans and reborrow under this Section 2.1.

         2.2 LIMITATIONS ON BORROWINGS AND INTEREST PERIODS; LOANS PRO RATA. Each borrowing of Loans hereunder shall be in the principal amount of $10,000,000 or a higher integral multiple of $1,000,000 (except that any borrowing may be in the aggregate amount of the unused Commitments) and shall be made by the several Banks ratably in proportion to their respective Commitments. No more than five Interest Periods with respect to Fixed Rate Loans may be outstanding at any time.

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         2.3      METHOD OF BORROWING.

                  (a) With respect to each borrowing of Loans made pursuant to Section 2.1, the Borrower shall give the Administrative Agent notice (a "Notice of Borrowing") not later than 10:30 a.m. (New York City time) on the same date of each borrowing of Base Rate Loans, at least one Domestic Business Day before each borrowing of CD Loans, or at least three Euro-Dollar Business Days before each borrowing of Euro-Dollar Loans, specifying:

                           (i) the date of such Loans, which shall be a Domestic Business Day in the case of Domestic Loans and a Euro-Dollar Business Day in the case of Euro-Dollar Loans;

                           (ii) the principal amount of such borrowings of Loans;

                           (iii) whether such Loans are to be Base Rate Loans, CD Loans or Euro-Dollar Loans; and

                           (iv) in the case of Fixed Rate Loans, the duration of the Interest Period applicable thereto, subject to the definition of Interest Period.

                  (b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of the Loan specified therein and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

                  (c) Not later than noon (New York City time) on the date of each borrowing of Loans, each Bank shall (except as provided in Section 2.3(d)) make available its ratable share of such borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address set forth on the signature pages hereof or at such other address as it may hereafter designate by notice to the Borrower and the Banks and, unless the Administrative Agent determines that any applicable condition specified in Section 4 has not been satisfied, the Administrative Agent will promptly make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

                  (d) If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in
         Section 2.3(c), or remitted by the Borrower to the Administrative Agent as provided in Section 2.11, as the case may be.

         2.4 THE NOTES. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its applicable lending office.

                  (b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

                  (c) Upon receipt of each Bank's Note pursuant to Section 3.2(a), the Administrative Agent shall deliver such Note to such Bank. Each Bank shall record and, prior to any transfer of its Note, shall endorse on the schedules forming a part thereof appropriate notations evidencing the date, the amount and the maturity of each Loan to be evidenced by such Note and the date and amount of each payment of principal made by the Borrower with respect thereto; PROVIDED that failure to make any such endorsement or notation shall not affect the obligations of the Borrower hereunder or under any Note. Each Bank is hereby irrevocably authorized by the Borrower so to endorse the Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

         2.5 MATURITY OF LOANS. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Loan.

         2.6      INTEREST RATES.

                  (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate. Such interest shall be payable for each Interest Period on the last day thereof. Overdue principal of and, to the extent permitted by law, overdue interest on the Base Rate Loans shall bear interest for each day until paid at a rate per annum equal to the sum of 1% plus the otherwise applicable rate for such day.

                  (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the applicable Fixed CD Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on the CD Loans shall bear interest for each day until paid at a rate per annum equal to the sum of 1% plus the rate applicable to Base Rate Loans for such day.

         The "Fixed CD Rate" applicable to any CD Loan for any Interest Period means a rate per annum equal to the sum of the CD Margin plus the applicable Adjusted CD Rate.

         The "CD Margin" means a rate per annum determined in accordance with the Pricing Schedule.

         The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

                  ACDR =        CDBR + AR
                           ---------------------
                                  [1 - CDRP  ]

         ACDR = Adjusted CD Rate for such Interest Period
         CDBR = CD Base Rate for such Interest Period
         AR   = Assessment Rate
         CDRP = CD Reserve Percentage

         The "CD Base Rate" means for any Interest Period the prevailing per annum rate of interest (rounded upward, if necessary, to the next higher (1/100 of 1%) determined by the Administrative Agent to be the average of bid rates quoted to the Reference Bank at 10:00 a.m. (New York City time) (or as soon thereafter as is practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing selected by the Reference Bank for the purchase at face value from the Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan made by the Reference Bank to which such Interest Period applies and with a maturity comparable to such Interest Period.

         The "CD Reserve Percentage" means for any day, that percentage, expressed as a decimal, which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of new non-personal time deposits in Dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Fixed CD Rate shall be adjusted automatically on and as of the effective date of any change in the CD Reserve Percentage.

         The "Assessment Rate" for any Interest Period means a rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) determined by the Administrative Agent to be the rate per annum equal to (i) the gross annual assessment rate payable to the Federal Deposit Insurance Corporation (or any successor) by the Reference Bank for insuring the Reference Bank's domestic Dollar deposits less (ii) the most recently determined credit against such assessments, expressed as an annual rate, available under applicable law to the Reference Bank, in each case as determined by the Reference Bank as of the first day of such Interest Period.

                  (c) Each Euro-Dollar Loan shall bear interest on the unpaid principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the applicable Adjusted Euro-Dollar Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

         The "Adjusted Euro-Dollar Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 MINUS the Euro-Dollar Reserve Percentage.

         The "London Interbank Offered Rate" applicable to any Interest Period means the rate determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered to the Reference Bank in the London interbank market at approximately 11:00 a.m. (London Time) two Euro-Dollar Business Days prior to the first day of such Interest Period in an amount approximately equal to the aggregate unpaid principal amount of the Euro-Dollar Loan made by the Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

         The "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Euro-Dollar Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

         The "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

         Any overdue principal of and, to the extent permitted by law, overdue interest on, any Euro-Dollar Loan shall bear interest payable on demand, for each day from the date payment thereof was due to the date of actual payment, at a rate per annum equal to 1% plus the Euro-Dollar Margin plus the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the interest rate per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time as the Administrative Agent may elect which shall in no event be longer than six months) deposits in Dollars in an amount approximately equal to the amount of such overdue payment due to the Reference Bank are offered to the Reference Bank in the London interbank market for the applicable period determined as provided above by (ii) 1.00 MINUS the Euro-Dollar Reserve Percentage.

                  (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

         2.7      FEES.

                  (a) FACILITY FEE. The Borrower shall pay to the Administrative Agent for the account of each Bank (i) a facility fee computed at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the total amount of such Bank's Commitment, regardless of usage; and (ii) for each day on which the outstanding principal amount of such Bank's loans exceeds 25% of such Bank's Commitment, a utilization fee computed at the Utilization Fee Rate (determined daily in accordance with the Pricing Schedule) on the outstanding principal amount of such Bank's Loans on such day. Such fees shall accrue from the date hereof through the Termination Date and shall be payable quarterly on the last day of each March, June, September and December.

                  (b) The Borrower shall pay to the Administrative Agent for the account of each Bank on the date hereof an upfront fee equal to 0.05% of the amount of such Bank's Commitment on the date hereof. Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

                  (c) The Borrower shall pay to the Administrative Agent for the account of each Bank on the six-month anniversary of the date hereof (or, if such day is not a Business Day, on the next succeeding Business
         Day), a participation fee equal to 0.05% of the amount of such Bank's Commitment on such date. Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

         2.8 OPTIONAL TERMINATION OR REDUCTION OF COMMITMENTS. The Borrower shall have the right, upon at least five Domestic Business Days' prior written notice to the Administrative Agent, to terminate or reduce the unused portion of the Commitments. Any such reduction of the Commitments shall be in the minimum amount of $10,000,000. The accrued facility fees with respect to the terminated Commitments shall be payable to the Administrative Agent for the account of the Banks on the effective date of such termination.

         2.9 MANDATORY TERMINATION OR REDUCTION OF COMMITMENTS. (a) The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

                  (b) The Commitments shall be reduced automatically if the Borrower or any of its Subsidiaries shall at any time, or from time to time, after the date hereof receive any Net Cash Proceeds of any Reduction Event, by an amount equal to the largest integral multiple of $1,000,000 which does not exceed such Net Cash Proceeds. The reductions in the Commitment required by this subsection shall be effective on the fifth Euro-Dollar Business Day following receipt by the Borrower or any of its Subsidiaries, as the case may be, of such Net Cash Proceeds; PROVIDED that if and to the extent such reduction would otherwise reduce the aggregate amount of the Commitments to an amount less than the related Dedicated Amount, such reduction shall, unless the Administrative Agent otherwise elects and so notifies the Borrower, be deferred so as to become effective simultaneously with reduction in the Dedicated Amount. For purposes of this section:

         "Dedicated Amount" means the sum of the aggregate principal amount of Euro-Dollar Loans and the aggregate face amount of Supported Commercial Paper which, in each case, is outstanding at the time the Borrower or a Subsidiary receives Net Cash Proceeds of the related Reduction Event. The Dedicated Amount shall be reduced at each subsequent maturity of such Euro-Dollar Loans and such Supported Commercial Paper by the amount then maturing.

         "Supported Commercial Paper" means commercial paper of the Borrower which requires liquidity support in the form of undrawn bank commitments and for which no such commitments other than the Commitments are available. At any time at which the Borrower has other committed bank facilities available as liquidity support for commercial paper, outstanding commercial paper shall be allocated first to such other facilities, so that only the amount which cannot be supported thereby shall constitute Supported Commercial Paper. Such allocation to other facilities shall be in inverse order of maturity, so that the earliest maturing commercial paper shall be Supported Commercial Paper.

         The Borrower shall notify the Administrative Agent within two Euro-Dollar Business Days of receipt by it or a Subsidiary of Net Cash Proceeds of a Reduction Event, specifying the date and amount thereof and, if the provisions relating to Supported Commercial Paper are applicable, setting forth sufficient information with respect thereto to determine the resultant schedule for reduction of the Commitments.

         2.10     VOLUNTARY PREPAYMENTS.

                  (a) The Borrower may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay Base Rate Loans without premium or penalty in whole at any time or from time to time in part in amounts aggregating $10,000,000 or a higher integral multiple of $1,000,000 by paying the principal amount being prepaid together with accrued interest thereon to the date of prepayment.

                  (b) Except as provided in Section 4.2, the Borrower may not prepay all or any portion of the principal amount of any Fixed Rate Loan prior to the maturity thereof.

                  (c) Upon receipt of a notice of repayment pursuant to this
         Section 2.10, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such repayment and such notice shall not thereafter be revocable by the Borrower.

         2.11 MANDATORY PREPAYMENTS. On the date of any reduction of the Commitments pursuant to Section 2.9, the Borrower shall prepay such principal amount (together with accrued interest thereon) of, FIRST, outstanding Base Rate Loans, if any, and SECOND, outstanding Fixed Rate Loans, if any, as may be necessary so that after such repayment the aggregate outstanding principal amount of the Loans does not exceed the amount of the Commitments as then reduced. Within the foregoing limits of this Section 2.11, each required payment or prepayment shall be made with respect to such outstanding Loans as the Borrower may designate to the Administrative Agent not less than three Business Days prior to the date required for such payment or prepayment or, failing such designation by the Borrower, as the Administrative Agent may specify by notice to the Borrower.

         2.12 GENERAL PROVISIONS AS TO PAYMENTS. The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder not later than 11:00 a.m. (New York City time) on the date when due in funds immediately available in New York City to the Administrative Agent at its address set forth on the signature pages hereof or at such other address as it may hereafter designate by notice to the Borrower and the Banks for the account of (i) the Domestic Lending Office of each Bank in the case of Domestic Loans or (ii) the Euro-Dollar Lending Office of each Bank in the case of Euro-Dollar Loans. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received for the account of such Bank. Whenever any payment of principal of, or interest on, the Domestic Loans or of any fee shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless as a result thereof it would fall in the next calendar month, in which case it shall be advanced to the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time.

         2.13 COMPUTATION OF INTEREST AND FEES. Interest on Loans made at the Prime Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and paid for actual days elapsed. All other interest and fees shall be computed on the basis of a year of 360 days and paid for actual days elapsed.

         2.14 FUNDING LOSSES. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Section 2.11, Section 4 or
Section 7 or otherwise) on any day other than the last day of an Interest Period applicable to such Loan, or the end of an applicable period fixed pursuant to the last paragraph of Section 2.6(c), or if the Borrower fails to borrow any Fixed Rate Loan after notice has been given to the Administrative Agent in accordance with Section 2.3, the Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by it including any loss incurred in obtaining, liquidating or employing deposits from third parties; PROVIDED that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss, which certificate shall be conclusive in the absence of manifest error.

SECTION  3.       CONDITIONS OF LENDING.

         The obligation of the Banks to make each Loan hereunder is subject to the performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions:

         3.1 ALL LOANS. In the case of each Loan hereunder (except for Loans made pursuant to Section 4), including the initial Loans:

                  (a) receipt by the Administrative Agent of the Notice of Borrowing as required by Section 2.3;

                  (b) the fact that immediately before and after the making of the Loan no Default or Event of Default shall have occurred and be continuing;

                  (c) the fact that the representations and warranties contained in this Agreement (except in the case of a Refunding Loan, the representation and warranty set forth in Section 5.4 as to any material adverse change which has theretofore been disclosed in writing by the Borrower to the Banks) are true on and as of the date of the Loan with the same force and effect as if made on and as of such date; and

                  (d) receipt by the Administrative Agent or the Banks of such other documents, evidence, materials and information with respect to the matters contemplated hereby as the Administrative Agent or the Banks may reasonably request.

Each Notice of Borrowing and borrowing by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing as to the facts specified in (b) and (c) above.

         3.2      INITIAL LOANS.  In the case of the initial Loans:

                  (a) receipt by the Administrative Agent for the account of each Bank of a duly executed Note for such Bank;

                  (b) receipt by the Administrative Agent of an opinion of Scott W. Johnson, Senior Vice President, General Counsel and Secretary of the Borrower dated the date of such Loans and substantially in the form of Exhibit B hereto;

                  (c) receipt by the Administrative Agent of an opinion of Mayer, Brown & Platt, special counsel to the Administrative Agent, substantially in the form of Exhibit C hereto;

                  (d) receipt by the Administrative Agent of certified copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Agreement and the Notes, and such other corporate documents and other papers as the Administrative Agent may reasonably request;

                  (e) receipt by the Administrative Agent of a certificate of a duly authorized officer of the Borrower as to the incumbency, and setting forth a specimen signature, of each of the persons (i) who has signed this Agreement on behalf of the Borrower; (ii) who will sign the Notes on behalf of the Borrower; and (iii) who will, until replaced by other persons duly authorized for that purpose, act as the representatives of the Borrower for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby; and

                  (f) receipt by the Administrative Agent of a certificate of a duly authorized officer of the Borrower to the effect set forth in Sections 3.1(b) and 3.1(c).

SECTION  4.   CHANGE IN CIRCUMSTANCES AFFECTING FIXED RATE LOANS.

         4.1 BASIS FOR DETERMINING INTEREST RATE INADEQUATE. If with respect to any Interest Period (i) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to the Reference Bank in the relevant market for such Interest Period, or (ii) Banks holding Notes evidencing at least 50% in aggregate principal amount of the Fixed Rate Loans (or the Commitments, if no Fixed Rate Loans are then outstanding) advise the Administrative Agent that the London Interbank Offered Rate or the CD Base Rate, as the case may be, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding their Euro-Dollar Loans or CD Loans, as the case may be, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Loan for which a Notice of

Borrowing has previously been given that it elects not to borrow on such date, such Loans shall instead by made as Base Rate Loans.

         4.2 ILLEGALITY. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith so notify the other Banks and the Borrower, whereupon such Bank's obligation to make Euro-Dollar Loans shall be suspended until such Bank notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist. Before giving any notice to the Administrative Agent pursuant to this Section 4.2, such Bank will designate a different Euro-Dollar Lending office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Unless the Borrower notifies such Bank and the Administrative Agent to the contrary within two Euro-Dollar Business Days after receiving a notice from the Administrative Agent pursuant to this Section, the Borrower shall, concurrently with prepaying each such Euro-Dollar Loan, borrow a Base Rate Loan in an equal principal amount for an Interest Period coincident with the remaining term of the Interest Period applicable to such Euro-Dollar Loan.

         4.3 INCREASED COSTS AND RATE OF RETURN. (a) If on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall (i) subject such Bank (or its Euro-Dollar Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans, or shall change the basis of taxation of payments to such Bank (or its Euro-Dollar Lending Office) of the principal of or interest on its Fixed Rate Loans or in respect of any other amounts due under this Agreement in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Euro-Dollar Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Euro-Dollar Lending Office is located or (ii) impose, modify or deem applicable any reserve (including any such requirement imposed by the

Board of Governors of the Federal Reserve System, but excluding (y) with respect to any CD Loan any such requirement included in an applicable CD Reserve Percentage and (z) with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.14), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank's Euro-Dollar Lending Office or shall impose on such Bank (or its Euro-Dollar Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Euro-Dollar Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Euro-Dollar Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

                  (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction.

                  (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION  5.   REPRESENTATIONS AND WARRANTIES.

         The Borrower hereby represents and warrants to the Banks that:

         5.1 CORPORATE EXISTENCE AND POWER. The Borrower and each Subsidiary is a corporation duly organized and validly existing, and the Borrower and each Material Subsidiary is in good standing, under the laws of the State of its incorporation, has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction in which its properties are located or in which failure to qualify would materially and adversely affect the conduct of its business or the enforceability of contractual rights of the Borrower.

         5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate power, have been duly authorized by all necessary corporate action and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower, or of any judgment, order, decree, agreement or instrument binding on the Borrower or result in the creation of any Lien upon any of its property or assets.

         5.3 BINDING EFFECT. This Agreement constitutes, and the Notes when duly executed on behalf of the Borrower and delivered in accordance with this Agreement will constitute, the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

         5.4      FINANCIAL STATEMENTS.

                  (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 1999 and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, certified by PriceWaterhouseCoopers, LLP, certified public accountants, and set forth in the Borrower's 1999 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and the consolidated results of operations for such fiscal year.

                  (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at September 30, 2000 and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the three months then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended September 30, 2000 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present in accordance with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as at such date and the consolidated results of operations for such period.

                  (c) No material adverse change has occurred in the financial position, results of operations or business of the Borrower and its Consolidated Subsidiaries since December 31, 1999.

         5.5 LITIGATION. There are no actions, suits or proceedings pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which could materially and adversely affect the financial condition or business of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or the Notes.

         5.6 TAXES. The Borrower has filed (or has obtained extensions of the time by which it is required to file) all United States federal income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown due on the returns so filed as well as all other taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

         5.7 GOVERNMENTAL AND OTHER APPROVALS. No approval, consent or authorization of or filing or registration with any governmental authority or body is necessary for the execution, delivery or performance by the Borrower of this Agreement or the Notes or for the performance by the Borrower of any of the terms or conditions hereof or thereof, except for such approvals, consents or authorizations (copies of which have been delivered to the Banks) as have been obtained and are in full force and effect.

         5.8 COMPLIANCE WITH ERISA. Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred liabilities which are due and payable aggregating in excess of $5,000,000 to the PBGC or a Plan under Title IV of ERISA.

         5.9 ENVIRONMENTAL MATTERS. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of such review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the financial condition, business or results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole.

SECTION  6.       COVENANTS.

         So long as the Commitments shall be in effect or any Notes are outstanding, the Borrower agrees that:

         6.1 FINANCIAL STATEMENTS. The Borrower will deliver to each of the Banks:

                  (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by PriceWaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing;

                  (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of income and cash flow of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

                  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.9 and 6.10 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect hereto;

                  (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) to the effect that nothing has come to their attention to cause them to believe that there existed on the date of such statements any Default or Event of Default and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

                  (e) forthwith upon the occurrence of any Default or Event of Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                  (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

                  (h) if and when any member of the Controlled Group (i) receives notice of complete or partial withdrawal liability or liabilities aggregating in excess of $5,000,000 under Title IV of ERISA, a copy of such notice; or (ii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000, a copy of such notice;

                  (i) if at any time the value of all "margin stock" (as defined in Regulation U) owned by the Borrower and its Consolidated Subsidiaries exceeds (or would, following application of the proceeds of an intended Loan hereunder, exceed) 25% of the value of the total assets of the Borrower and its Consolidated Subsidiaries, in each case as reasonably determined by the Borrower, prompt notice of such fact and, promptly upon the request of any Bank, a duly completed statement of purpose on Form U-1 for each Bank together with such other information or documents as each Bank may be required to obtain under said Regulation U in connection with this Agreement; and

                  (j) from time to time such additional information regarding the financial position or business of the Borrower as the Administrative Agent at the request of any Bank may reasonably request.

         6.2 MAINTENANCE OF EXISTENCE. Except as permitted by Section 6.12, the Borrower will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and will conduct its business in a regular manner.

         6.3 MAINTENANCE OF PROPERTIES. The Borrower will, and will cause each Subsidiary to, keep all of its properties necessary, in the judgment of the Board of Directors of the Borrower, in its business in good working order and condition, ordinary wear and tear excepted, and will permit representatives of the Banks to inspect such properties, and to examine and make extracts from the books and records of the Borrower or any Subsidiary, during normal business hours.

         6.4 COMPLIANCE WITH LAWS. The Borrower will, and will cause each Subsidiary to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental body or regulatory agency having jurisdiction, a breach of which could have a material adverse effect on the consolidated financial condition or the business taken as a whole of the Borrower and its Subsidiaries, except where contested in good faith and by proper proceedings.

         6.5 NOTICE OF PROCEEDINGS. The Borrower will promptly give notice in writing to each Bank of all litigation, arbitral proceedings and regulatory proceedings affecting the Borrower or any Subsidiary or the property of the Borrower or any Subsidiary, except litigation or proceedings which, if adversely determined, could not materially and adversely affect the consolidated financial condition or the business taken as a whole of the Borrower and its Subsidiaries.

         6.6 USE OF PROCEEDS. No part of the proceeds of any Loan hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by any Bank, the Borrower will furnish to any Bank in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

         6.7 PAYMENT OF TAXES. The Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except that the Borrower or any Subsidiary will not be required hereby to pay any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which it is maintaining adequate reserves.

         6.8 INSURANCE. The Borrower will, and will cause each Subsidiary to, maintain insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate.

         6.9 MAXIMUM CONSOLIDATED DEBT TO TOTAL CAPITAL RATIO. The Borrower will not permit the ratio of Consolidated Debt to Total Capital (expressed as a percentage) at any time to exceed 55%.

         6.10 MINIMUM CONSOLIDATED NET WORTH. The Borrower will not permit Consolidated Net Worth at any time to be less than the sum of (i) $648,758,000 PLUS (ii) 50% of the consolidated net income of the Borrower and its Consolidated Subsidiaries in each completed fiscal quarter of the Borrower ending after September 30, 2000 (with no deduction for a net loss in any such fiscal quarter).

         6.11 NEGATIVE PLEDGE. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except for:

                  (a) Liens existing on the date hereof securing Debt outstanding on the date hereof;

                  (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

                  (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; PROVIDED that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

                  (d) any Lien on any asset of any corporation existing at the time such corporation is merged into or consolidated with the Borrower or a Subsidiary and not created in contemplation of such event;

                  (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

                  (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; PROVIDED that such Debt is not increased and is not secured by any additional assets;

                  (g) any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings; and

                  (h) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in aggregate principal amount not to exceed 4% of the consolidated assets of the Borrower and the Consolidated Subsidiaries at any time outstanding.

         6.12 CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. The Borrower will not
(i) consolidate or merge with or into any other Person unless the Borrower shall be the surviving corporation or (ii) sell, lease or otherwise transfer (whether in one transaction or in a series of transactions) all or any substantial part of its assets to any other Person. The Borrower will not permit any Subsidiary to consolidate with, merge with or into or sell, lease or otherwise transfer (whether in one transaction or in a series of transactions) all or any substantial part of its assets to any Person other than the Borrower or a Wholly-Owned Consolidated Subsidiary.

         For purposes of this Section 6.12, "substantial part" means 15% or more of the consolidated assets of the Borrower and the Consolidated Subsidiaries.

SECTION  7.       EVENTS OF DEFAULT.

         If any one or more of the following events ("Events of Default") shall have occurred and be continuing:

                  (a) the Borrower shall fail to pay any principal of any Note when due; or

                  (b) the Borrower shall fail to pay any interest on any Note, any fee or any other amount due hereunder or under the Notes when due and such failure shall continue for five consecutive days; or

                  (c) the Borrower shall fail to perform or observe any of the covenants contained in Section 6.1(e) or Sections 6.9 to 6.12 (inclusive); or

                  (d) any representation and warranty made by the Borrower herein or in any instrument or document delivered pursuant hereto shall prove to be incorrect or misleading in any material respect upon the date when made; or

                  (e) the Borrower shall fail to perform any term, covenant or agreement contained herein (other than those specified in clauses (a), (b) or (c) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank; or

                  (f) the Borrower or any Subsidiary shall (i) fail to pay any Debt (other than the Notes) when due or interest thereon and such failure shall continue for more than any applicable period of grace with respect thereto, or (ii) fail to observe or perform any term, covenant or agreement contained in any agreement or instrument (other than this Agreement or the Notes) by which it is bound evidencing or securing or relating to any Debt, if the effect thereof is to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders thereof or of any obligations issued thereunder or a trustee or trustees acting on behalf of such holder or holders to cause acceleration of the maturity thereof or of any such obligation; PROVIDED, that the aggregate amount of Debt with respect to which any such event or condition shall have occurred shall equal or exceed $1,000,000; or

                  (g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                  (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

                  (i) the Borrower or any other member of the Controlled Group shall fail to pay when due any amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 or a proceeding shall be instituted by a fiduciary of any Plan against any member of the Controlled Group to enforce
         Section 515 of ERISA with respect to any amount or amounts aggregating in excess of $5,000,000 and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregated Unfunded Vested Liabilities in excess of $5,000,000 must be terminated; or

                  (j) judgments or orders for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; or

                  (k) any Change of Control shall occur;

then, and in every such event, (1) in the case of any of the Events of Default specified in paragraphs (g) or (h) above, the Commitments shall thereupon automatically be terminated and the principal of and accrued interest on the Notes shall automatically become due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived and (2) in the case of any other Event of Default specified above, the Administrative Agent shall, if requested by the Required Banks, by notice in writing to the Borrower, terminate the Commitments hereunder, if still in existence, and they shall thereupon be terminated, and the Administrative Agent shall, if requested by the Required Banks, by notice in writing to the Borrower, declare the Notes and all other sums payable under this Agreement to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived.

SECTION  8.       THE ADMINISTRATIVE AGENT.
                  ------------------------

         8.1 APPOINTMENT AND AUTHORIZATION. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

         8.2 ADMINISTRATIVE AGENT AND AFFILIATES. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

         8.3 ACTION BY ADMINISTRATIVE AGENT. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Section 7.

         8.4 CONSULTATION WITH EXPERTS. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         8.5 LIABILITY OF ADMINISTRATIVE AGENT. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of the Borrower; (c) the satisfaction of any condition specified in Section 3, except receipt of items required to be delivered to the Administrative Agent; or (d) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

         8.6 INDEMNIFICATION. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent's gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder.

         8.7 FAILURE TO ACT. Except for action expressly required of the Administrative Agent hereunder the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         8.8 RESIGNATION OR REMOVAL OF ADMINISTRATIVE AGENT. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Administrative Agent may be removed at any time with or without cause by the Required Banks with the prior written consent of the Borrower. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Bank's removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a bank which has an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section
8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

         8.9 CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION  9.       MISCELLANEOUS.
                  -------------

         9.1 NOTICES. Unless otherwise specified herein all notices, requests, demands or other communications to or from the parties hereto shall be deemed to have been duly given and made when sent by United States mail, certified, return receipt requested, or by facsimile, when sent and receipt is electronically confirmed; PROVIDED that notices to the Administrative Agent pursuant to Sections 2.3 and 2.10 shall not be effective until received by the Administrative Agent. Any such notice, request, demand or communication shall be delivered or addressed as follows:

                  (a) if to any party hereto, to it at its address or facsimile number set forth on the signature pages hereof; and

                  (b) if to any holder of a Note, other than a Bank, to it at the address or facsimile number of the original payee thereof or at the address or facsimile number of any subsequent holder if notice of the transfer of such Note and the name and the address or facsimile number of such subsequent holder shall have been given to the Administrative Agent and the Borrower;

or at such other address or facsimile number as any party hereto or any subsequent holder may designate by written notice to the Administrative Agent and the Borrower.

         9.2      AMENDMENTS AND WAIVERS; CUMULATIVE REMEDIES.
                  -------------------------------------------

                  (a) None of the terms of this Agreement may be waived, altered or amended except by an instrument in writing duly executed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); PROVIDED that no such amendment or waiver shall, unless signed by all the Banks, (i) increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on the Notes or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on the Notes or any fees hereunder or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the holders of Notes or the Banks or any of them to take any action hereunder.

                  (b) No failure or delay on the part of the Administrative Agent, any Bank, or the holder of any Note in exercising any right, power or privilege under this Agreement or the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Tho rights and remedies provided in and contemplated by this Agreement and the Notes are cumulative and not exclusive of any rights or remedies provided by law.

         9.3      SUCCESSORS AND ASSIGNS.
                  ----------------------

                  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

                  (b) Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); PROVIDED that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment, the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as an Event of Default has not occurred, the Borrower otherwise consent, (ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Bank's rights and obligations under this Agreement, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 4 and 9.4). If the Eligible Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in connection herewith. Promptly upon the effectiveness of any assignment to an Eligible Assignee which was not previously a Bank, the Borrower shall execute a new Note payable to such Eligible Assignee. If any Bank ceases to be a party hereto as a result of an assignment, such Bank shall promptly deliver its Note to the Borrower for cancellation. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

                  (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an Eligible Assignee, the Eligible Assignee's completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Bank hereunder) and the processing and recordation fee referred to in paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (d) Any Bank may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (a "Participant") in all or a portion of such Bank's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); PROVIDED that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to
         Section 9.2(a) that affects such Participant. Subject to paragraph (e) of this Section, each Participant shall be entitled to the benefits of Sections 4 and 2.14 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.4 as though it were a Bank; PROVIDED that such Participant agrees to be subject to Section 9.5 as though it were a Bank.

                  (e) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 4 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

                  (f) Without limiting any right of a Bank to pledge its rights under this Agreement to a third party, it is specifically acknowledged that any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; PROVIDED that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

         9.4 INDEMNIFICATION BY THE BORROWER; DOCUMENTARY TAXES. (a) The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnified Person") and hold each Indemnified Person harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnified Person in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnified Person shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any Note or any actual or proposed use of proceeds of any Loan hereunder; provided that no Indemnified Person shall have the right to be indemnified hereunder for such Indemnified Person's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

         (b) The Borrower shall pay all out-of-pocket expenses of the Administrative Agent (including fees and disbursements of special counsel for the Banks) in connection with the preparation and administration of this Agreement, the Notes and any waiver or amendment of any provision hereof or thereof and, if there is an Event of Default, all out-of-pocket expenses incurred by the Administrative Agent or any Bank (including fees and disbursements of counsel and time charges of attorneys who may be employees of the Administrative Agent or such Bank) in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower agrees to indemnify the Banks from and hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

         9.5 SHARING OF SET-OFFS. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to Notes held by Banks shall be shared by the Banks pro rata; PROVIDED that nothing in this Section 9.5 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than the indebtedness evidenced by the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section would apply, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section to share in the benefits of any recovery on such secured claim.

         9.6 COLLATERAL. Each of the Banks represents that it in good faith is not relying on any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

         9.7 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

         9.8 HEADINGS; TABLE OF CONTENTS. The section and subsection headings used herein and the Table of Contents have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

         9.9 GOVERNING LAW. This Agreement and the Notes shall be construed in accordance with and governed by the law of the State of New York.

         9.10 DOCUMENTATION AGENT. No Bank identified on the facing page of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the "Documentation Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Each Bank acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                     BEMIS COMPANY, INC.


                                     By: /s/ Benjamin R. Field, III
                                        -----------------------------
                                       Title: Senior Vice President,
                                              Chief Financial Officer
                                              and Treasurer


                                     MORGAN GUARANTY TRUST
                                     COMPANY OF NEW YORK, as
                                     Administrative Agent


                                     By: /s/ Susan L. Pearson
                                        -----------------------------
                                       Title: Vice President

COMMITMENTS
$65,000,000                        BANK ONE, NA (Main Office Chicago), as
                                   Documentation Agent and as a Bank


                                   By:  /s/ [ILLEGIBLE]
                                        -----------------------------
                                   Title: AVP

                                   Domestic and Euro-Dollar Lending
                                   Office:

                                   1 Bank One Plaza
                                   14th Floor
                                   IL1-0173
                                   Chicago, Illinois 60670
                                   Attention: J. Garland Smith
                                   Facsimile: (312) 732-3888

$40,000,000                        WACHOVIA BANK, N.A.



                                   By:  /s/ Shawn Janko
                                        -----------------------------
                                   Title: AVP

                                   Domestic and Euro-Dollar
                                     Lending Office:

                                   191 Peachtree Street N.E.
                                   Suite 2800
                                   Atlanta, GA 30303
                                   Attention: Shawn Janko
                                   Facsimile: (404) 332-6898

                                   with a copy to:

                                   Wachovia Bank, N.A.
                                   70 West Madison Street, Suite 2440
                                   Chicago, Illinois 60602
                                   Attention: John C. Canty
                                   Facsimile: (312) 853-0693

$20,000,000                        WELLS FARGO BANK, NATIONAL ASSOCIATION



                                   By:  /s/ Molly S. Van Metre
                                        -----------------------------------
                                   Title: Vice President and Senior Banker


                                   By:  /s/ Chad M. Kortgard
                                        -----------------------------------
                                   Title: Banking Officer

                                   Domestic and Euro-Dollar
                                     Lending Office:

                                   U.S. Corporate Banking
                                   MAC N9305-031
                                   Sixth and Marquette
                                   Minneapolis, Minnesota 55479
                                   Attention: Molly S. Van Metre
                                   Facsimile: (612) 667-2276

$40,000,000                          U.S. BANK NATIONAL ASSOCIATION



                                     By: /s/ Elliot J. Jaffe
                                        -----------------------------------
                                     Title: Senior Vice President

                                     Domestic and Euro-Dollar
                                       Lending Office:

                                     U.S. Bank Place
                                     MPFP0702
                                     601 Second Avenue South
                                     Minneapolis, Minnesota 55402-4302
                                     Attention: Elliot J. Jaffee
                                     Facsimile: (612) 973-0825

$65,000,000                        MORGAN GUARANTY TRUST COMPANY OF NEW YORK


                                   By:   /s/ Susan L. Pearson
                                         -----------------------------------
                                  Title: Vice President

                                   Domestic and Euro-Dollar Lending Office:
                                   60 Wall Street
                                   New York, New York 10260-0060
                                   Attention: Loan Capital Markets
                                   Facsimile: (212) 648-5336

                                                                PRICING SCHEDULE

         The "Euro-Dollar Margin", "CD Margin", "Facility Fee" and "Utilization Fee" for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:


================================= ===================== ====================== ==========================
                                  Level I Status         Level II Status       Level III Status
                                  (At least A-by         (At least BBB         (Neither Level I
                                  S&P OR A3 by           by S&P OR Baa2        Status nor Level II
                                  Moody's)*              by Moody's)           Status applies)
--------------------------------- --------------------- ---------------------- --------------------------
Euro-Dollar Margin                0.400%                0.575%                 0.800%
--------------------------------- --------------------- ---------------------- --------------------------

CD Margin                         0.525%                0.700%                 0.925%
--------------------------------- --------------------- ---------------------- --------------------------

Facility Fee                      0.100%                0.125%                 0.200%
--------------------------------- --------------------- ---------------------- --------------------------
Utilization Fee (>25%)            0.125%                0.125%                 0.250%
--------------------------------- --------------------- ---------------------- --------------------------

*Ratings in effect at any date refer to the ratings of the Borrower's long-term unsecured non credit-enhanced debt in effect at the close of business on such date.

         If the Borrower is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., A-/Baa1 results in Level I Status and BBB/Baa3 results in Level II Status). If the Company is split-rated and the ratings differential is two or more notches, the rating which is one notch above the lower rating shall be used (e.g., A-/Baa3 results in Level II Status and BBB+/Ba1 results in Level III Status). If at any date, the Borrower's long-term unsecured debt is rated by neither S&P nor Moody's, then Level III shall apply.

                                     PS-1